Exhibit 3

601 Lexington Avenue New York, New York 10022
Stephen Fraidin To Call Writer Directly: (212) 446-4840	(212) 446-4800	Facsimile: (212) 446-4900
stephen.fraidin@kirkland.com	www.kirkland.com

March 3, 2014

John D. Moran
Vice President, General Counsel &
Secretary
GrafTech International, Ltd.
12900 Snow Road
Parma, Ohio 44130

Re:	Proposal to Use a Universal Proxy at the 2014 Annual Meeting of Stockholders

Dear Mr. Moran:

On January 23, 2014, Mr. Nathan Milikowsky delivered a notice of nomination (the “Notice of Nomination”) to you nominating five individuals for election as directors of GrafTech International, Ltd. (the “Company”) at the Company’s 2014 annual meeting of stockholders (the “Annual Meeting”). I am writing today, on Mr. Nathan Milikowsky’s behalf, to request that the Company allow its stockholders to vote for the five nominees set forth on the Notice of Nomination, without disenfranchising such stockholders with respect to other nominees proposed by the Company’s existing board of directors and other stockholders, as applicable, by using a universal proxy in connection with the Annual Meeting.

This election provides the Company with an opportunity to provide its stockholders with greater stockholder enfranchisement. Unlike a traditional proxy, a universal proxy lists both the company’s and stockholder’s nominees on a single proxy card. This provides a substantial benefit to stockholders who may want to vote for certain members from each set of nominees. Universal proxies can eliminate the confusion and reduce the costs inherent in an election involving multiple proxy cards with each only containing a segment of the nominees. By contrast, maintaining a traditional proxy will make it procedurally difficult for the Company’s stockholders to elect the board of directors they desire. You have the power to act, and should act, by implementing a universal proxy for the Annual Meeting.

A director election is an opportunity for stockholders to monitor corporate behavior by either renewing the existing board of director’s mandate or replacing certain directors they deem

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March 3, 2014

to be underperforming. A universal proxy does not change this. If the stockholders are satisfied with the current directors, they can still vote for all of the incumbent directors on a universal proxy card.

Corporations sometimes assert that stockholders will be confused by a single proxy card listing all of the potential nominees. This is not an issue. The qualifications of all of the candidates will be fully vetted by stockholders. You should put faith in the Company’s stockholders, who are entirely capable of assessing the qualifications and background of each candidate and, ultimately, making their own choice with respect to the nominees best suited to increase stockholder value.

I recognize that under these circumstances this kind of request is often greeted with skepticism and a belief that one party is seeking a tactical advantage. Understandably, the request is then rejected so as to not provide such an advantage to the other party. I believe there is no tactical advantage to either party in this matter. Save GrafTech’s chances of victory will not be enhanced by a universal proxy; I encourage you to discuss this issue with your proxy solicitation firm. I am confident it will agree with me. This request is being made not to gain an advantage but to help GrafTech stockholders and to improve corporate governance. If you wish to discuss this, please feel free to contact me.

Mr. Nathan Milikowsky assures me that he will support a universal proxy card for the upcoming Annual Meeting. I now seek the same from you. In the alternative, I ask that you consider allowing the current board of directors’ nominees to be named on Mr. Nathan Milikowsky and his affiliates’ Blue proxy card. In each case, stockholders will have the opportunity to choose the best nominees for election to the board of directors of the Company. I urge you to carefully consider this proposal and do the right thing for the Company’s stockholders.

Very truly yours,

Stephen Fraidin